Exhibit 99.1

Old Point Releases Fourth Quarter and Full Year 2023 Results

Hampton, VA, January 30, 2024 (PRNewswire) – Old Point Financial Corporation (the “Company” or “Old Point”) (NASDAQ "OPOF") reported net income of $1.5 million and diluted earnings per common share of $0.29 for the fourth quarter of 2023, compared to net income of $2.6 million and diluted earnings per common share of $0.53 for the fourth quarter of 2022. Net income for the year ended December 31, 2023, was $7.7 million with diluted earnings per common share of $1.54, compared to $9.1 million of net income with diluted earnings per common share of $1.80 for the year ended December 31, 2022.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the Bank) commented, “2023 was a difficult year due to the challenges within the banking industry, however Old Point demonstrated its strength and stability by delivering strong operating results while growing both earning assets and deposits. Our focus continues to be on maintaining a strong balance sheet and ensuring our asset quality, capital levels, and liquidity remain strong. Even with the uncertainties of 2024 and beyond, we believe the Company is well positioned to grow our business and deliver value to our shareholders.”

Highlights of the fourth quarter and year ended December 31, 2023, are as follows:

●
Total assets were $1.4 billion at December 31, 2023, increasing by $91.0 million or 6.7% from December 31, 2022. Net loans held for investment were $1.1 billion at December 31, 2023, growing $51.5 million, or 5.1%, from December 31, 2022.

●	Total deposits were $1.2 billion at December 31, 2023, up $74.4 million, or 6.4%, from December 31, 2022.

●
Average earning assets were $1.4 and $1.3 billion for the quarter and year ended December 31, 2023, growing $129.1 million, or 10.4%, and $100.2 million, or 8.1%, compared to the prior year comparative periods, respectively.

●
Average interest-bearing liabilities were $999.4 and $943.8 million for the quarter and year ended December 31, 2023, growing $200.7 million or 25.1%, and $154.2 million or 19.5% compared to the prior year comparative periods, respectively.

●
Net interest margin (NIM) was 3.45% in the fourth quarter of 2023, compared to 3.33% in the third quarter of 2023 and 4.14% in the fourth quarter of 2022.  NIM on a fully tax-equivalent basis (FTE) (non-GAAP) was 3.46% in the fourth quarter of 2023, 3.35% in the linked quarter and 4.17% in the fourth quarter of 2022.

●
Net interest income for the fourth quarter of 2023, decreased $1.0 million, or 8.1% compared to the fourth quarter of 2022, and increased $435 thousand, or 3.8%, compared to the third quarter of 2023. For the years ended December 31, 2023, and 2022, net interest income was $48.2 million and $44.4 million, respectively.

●	Liquidity as of December 31, 2023, defined as cash and due from banks, unpledged securities, and available secured borrowing capacity, totaled $342.5 million, representing 23.7% of total assets.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.4 billion as of December 31, 2023, increased by $91.0 million, or 6.7% from December 31, 2022. Net loans held for investment increased $51.5 million, or 5.1% from December 31, 2022, to $1.1 billion at December 31, 2023, driven primarily by growth in construction and land development, residential real estate, commercial real estate, and consumer loans segments. Securities available-for-sale, at fair value, decreased $21.2 million from December 31, 2022, to $204.3 million at December 31, 2023, due primarily to the sales and maturities of certain securities.

Total deposits of $1.2 billion as of December 31, 2023, increased $74.4 million, or 6.4%, from December 31, 2022. Noninterest-bearing deposits decreased $86.6 million, or 20.7%, savings deposits increased $71.2 million, or 12.2%, and time deposits increased $89.8 million, or 58.7%, driven by depositors seeking increased yields. Decreases in overnight repurchase agreements and federal funds purchased were offset by an increase in Federal Home Loan Bank advances, resulting in a net increase of $9.3 million to $71.8 million at December 31, 2023 from $62.5 million at December 31, 2022, as the Company used additional borrowings to help fund loan growth during the year ended December 31, 2023.

The Company’s total stockholders’ equity at December 31, 2023 increased $8.0 million, or 8.1%, from December 31, 2022 to $106.8 million. The increase was primarily related to current year earnings and an increase in the market value of investment securities resulting in lower unrealized losses in securities available-for-sale, which are recorded as a component of accumulated other comprehensive loss, partially offset by dividends paid and the adoption of the Current Expected Credit Loss (“CECL”) standard related to the calculation of expected credit losses. The unrealized loss in market value of securities available-for-sale was a result of rising market interest rates since the securities were purchased rather than credit quality issues. The Company does not expect these unrealized losses to affect the earnings or regulatory capital of the Company or its subsidiaries. The Bank remains well capitalized with a Tier 1 Capital ratio of 11.45% at December 31, 2023, as compared to 10.80% at December 31, 2022. The Bank’s leverage ratio was 9.46% at December 31, 2023, as compared to 9.43% at December 31, 2022.

Non-performing assets (NPAs) totaled $2.2 million as of December 31, 2023, compared to $2.1 million as of December 31, 2022, and $2.7 million at September 30, 2023. NPAs as a percentage of total assets was 0.15% at December 31, 2022, and 2023 compared to 0.19% at September 30, 2023. Non-accrual loans were $403 thousand at December 31, 2023, a decrease from $1.9 million and $1.2 million at September 30, 2023, and December 31, 2022, respectively. The decrease in non-accrual loans from the linked quarter and prior year comparative quarter was related to the resolution of a large commercial relationship that began performing in the fourth quarter. Loans past due 90 days or more and still accruing interest increased from the linked quarter and prior year comparative quarter by $983 and $940 thousand, respectively. The increase over the linked quarter and prior year comparative quarter is due to the increased delinquency of loans in the consumer automobile segment.

The Company recognized a provision for credit losses of $1.4 million during the fourth quarter of 2023 compared to $505 thousand during the third quarter of 2023 and $633 thousand during the fourth quarter of 2022. The provision for credit losses for the fourth quarter of 2023 includes a recovery of unfunded commitments of $56 thousand. The allowance for credit losses (ACL) at December 31, 2023, was $12.4 million and included an allowance for credit losses on loans of $12.2 million and a reserve for unfunded commitments of $236 thousand. The allowance for credit losses on loans as a percentage of loans held for investment was 1.13% at December 31, 2023, compared to 1.09% at September 30, 2023, and 1.02% at December 31, 2022. Quarterly annualized net charge-offs as a percentage of average loans outstanding was 0.39% for the fourth quarter of 2023, compared to 0.09% for the third quarter of 2023 and 0.02% for the fourth quarter of 2022. At December 31, 2023, asset quality remains strong with no significant changes in the overall credit quality of the loan portfolio. Management believes the level of the allowance for credit losses is sufficient to absorb expected losses in the loan portfolio; however, if elevated levels of risk are identified, provision for credit losses may increase in future periods. The increase to the provision for credit losses in the fourth quarter of 2023 was to replenish the allowance for net charge-offs during the quarter and an increase in expected credit losses related to the consumer automobile segment as reflected by increased delinquencies.

Net Interest Income
Net interest income for the fourth quarter of 2023 was $11.9 million, an increase of $435 thousand, or 3.8%, from the prior quarter and a decrease of $1.0 million, or 8.1%, from the fourth quarter of 2022. The increase from the linked quarter is due primarily to higher average earning asset balances at higher average yields partially offset by higher average interest-bearing liabilities at higher average rates. The decrease from the prior-year comparative quarter is driven by higher average interest-bearing liabilities at higher average rates partially offset by higher average earning asset balances at higher average yields. For the years ended December 31, 2023, and 2022, net interest income was $48.2 million and $44.4 million, respectively. The increase from the prior-year comparative period was due to higher average earning assets at higher average earning yields, partially offset by higher average-interest bearing liabilities at higher average rates.

Net interest margin (NIM) for the fourth quarter of 2023 was 3.45%, an increase from 3.33% for the linked quarter and a decrease from 4.14% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM for the fourth quarter of 2023 was 3.46%, compared to 3.35% for the third quarter of 2023 and 4.17% for the fourth quarter of 2022.  Average earning asset balances for the fourth quarter increased $129.1 million period-over-period with yields on average earning assets increasing 66 basis points due to deployment of liquidity into higher earning assets and the effects of the rising interest rate environment.  Average loans increased $82.4 million, or 8.2%, and $158.3 million, or 17.2%, for the fourth quarter and year ended December 31, 2023, respectively, compared to the same periods of 2022. Average loan yields were higher for the fourth quarter and year ended December 31, 2023, compared to the same period of 2022 due primarily to the effects of loans repricing to higher interest rates. Average yields on loans and investment securities were 55 basis points and 78 basis points higher in the fourth quarter of 2023 when compared to the same period in 2022 due primarily to the effects of earning assets repricing to higher yields. Average interest-bearing liabilities increased $200.7 million for the fourth quarter of 2023 compared to the same period of 2022, with costs increasing 181 basis points. The higher interest cost on liabilities was due to a shift towards money market and time deposits in addition to higher interest rates on those deposits as well as additional borrowing costs associated with FHLB advances during the year ended December 31, 2023, to help fund loan growth. During the year ended December 31, 2023, average earning assets and average interest-bearing liabilities increased $100.2 million and $154.2 million, over the 2022 comparative period, respectively.

Beginning in 2022 and continuing in 2023, market interest rates increased significantly, and while the Company expects asset yields to continue to rise, the cost of funds is expected to continue to rise as well. The extent to which rising interest rates will affect the Company’s NIM remains uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.5 million for the fourth quarter of 2023 as well as the third quarter of 2023, compared to $3.1 million for the fourth quarter of 2022. The increase over the prior year quarter was primarily driven by the sale of the third-party administrator service line, increases in fiduciary and asset management fees and having no losses on the sale of available-for-sale securities, partially offset by decreases in the gain on sale of fixed assets. Noninterest income for the year ended December 31, 2023, increased $368 thousand to $13.9 million from $13.5 million compared to the year ended December 31, 2022. This increase was driven primarily by the sale of the third-party administrator service line, smaller losses on available-for-sale securities partially offset by decreases in the gain on sales of fixed assets.

Noninterest Expense
Noninterest expense totaled $12.2 million for the fourth quarter of 2023 compared to $12.9 million for the third quarter of 2023 and $12.3 million for the fourth quarter of 2022. The decrease from the linked quarter of $670 thousand was primarily due to a decrease in salaries and employee benefits related to an adjustment of prior quarters’ recognition of incentive compensation expense. The decrease of $76 thousand over the prior year quarter was primarily driven by decreases to professional services and ATM and other losses, partially offset by increases in data processing and other operating expenses. For the year ended December 31, 2023, noninterest expense increased $4.8 million, or 10.4% over the year ended December 31, 2022, primarily due to increases in salaries and employee benefits which was driven by the addition of revenue producing officers and a return to normalized position vacancy levels.

Capital Management and Dividends
For the fourth quarter of 2023, the Company declared dividends of $0.14 per share, an increase of 7.7% over dividends of $0.13 per share declared in the fourth quarter of 2022. The dividend represents a payout ratio of 47.6% of earnings per share for the fourth quarter of 2023 and 36.4% cumulatively for the year ended December 31, 2023. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio considering changes in economic conditions, current and future capital requirements, and expected future earnings.

Total equity increased $8.0 million during 2023, due primarily to $7.7 million of net income for the year and an increase in the market value of investment securities resulting in lower unrealized losses in securities available-for-sale, which are recognized as a component of accumulated other comprehensive loss, partially offset by dividends paid and the adoption of CECL. The Company’s securities available-for-sale are fixed income debt securities, and their unrealized loss position is a result of increases in market interest rates since purchased rather than credit quality issues. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

At December 31, 2023, the book value per share of the Company’s common stock was $21.19, and tangible book value per share (non-GAAP) was $20.82. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures
In reporting the results as of and for the quarter and year ended December 31, 2023, the Company has provided supplemental financial measures on a fully tax-equivalent, tangible or adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information available to, management, as of the time such statements are made. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results, performance, achievements, or trends could differ materially from historical results or those anticipated by such statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Forward-looking statements in this release may include, without limitation, statements regarding: future financial performance; future financial and economic conditions, industry conditions, and loan demand; our strategic focuses; impacts of economic uncertainties; performance of the loan and securities portfolios; revenue generation, efficiency initiatives and expense controls; deposit growth; levels and sources of liquidity; future levels of the allowance for loan losses, charge-offs or net recoveries; levels of or changes in interest rates and potential impacts on Old Point’s NIM; changes in NIM and items affecting NIM; expected impact of unrealized losses on earnings and regulatory capital of Old Point or the Bank; and statements that include other projections, predictions, expectations, or beliefs about future events or results, or otherwise are not statements of historical fact.

These forward-looking statements are due to factors that could have a material adverse effect on the operations and future prospects of Old Point including, but not limited to, changes in or the effects of: interest rates and yields, such as increases or volatility in short-term interest rates or yields on U.S. Treasury bonds and increase or volatility in U.S. Treasury bonds and increase or volatility in mortgage interest rates, and their impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolios; inflation and its impacts on economic growth and customer and client behavior; adverse developments in the financial services industry, such as the bank failures in 2023, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior; the sufficiency of liquidity; general economic and business conditions in the United States generally and particularly in the Company’s service area, including higher inflation, slowdowns in economic growth, unemployment levels, supply chain disruptions, and the impacts on customer and client behavior; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the current administration; conditions in the banking industry and the financial condition and capital adequacy of other participants in the banking industry, and market, supervisory and regulatory reactions thereto; the quality or the composition of the loan or securities portfolios and changes therein; effectiveness of expense control initiatives; an insufficient ACL or volatility in the ACL resulting from the CECL methodology, either alone or as may be affected by inflation, changing interest rates or other factors; Old Point’s liquidity and capital positions; the value of securities held in the Company’s investment portfolios; the Company’s technology, efficiency, and other strategic initiatives; the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services; the Consumer Financial Protection Bureau (the “CFPB”) and the regulatory and enforcement activities of the CFPB; potential claims, damages and fines related to litigation or government actions; demand for loan products; future levels of government defense spending, particularly in the Company’s service areas; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing conflict between Russia and Ukraine [and Israel and Hamas]) or public health events (such as the COVID-19 pandemic), and governmental and societal responses to the foregoing, on, among other things, the Company’s operations, liquidity, and credit quality; demand for loan products and the impact of changes in demand on loan growth; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the NIM; the U.S. government's guarantee of repayment of small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; the performance of the Company’s dealer lending program; the strength of the Company’s counterparties; the Company’s ability to compete in the market for financial services and increased competition from both banks and non-banks, including fintech companies; demand for financial services in Old Point's service area; technological risks and developments; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; the demand in the secondary residential mortgage loan markets; expansion of the Company’s product offerings; changes in accounting principles, standards, policies guidelines, and interpretations and elections made by the Company thereunder, and the related impact on the Company’s financial statements; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2022, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date they are made.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise, except as otherwise required by law. In addition, past results of operations are not necessarily indicative of future results.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	December 31,	December 31,
(dollars in thousands, except share data)	2023	2022
	(unaudited)
Assets

Cash and due from banks	$14,731	$15,670
Interest-bearing due from banks	63,539	3,580
Federal funds sold	489	-
Cash and cash equivalents	78,759	19,250
Securities available-for-sale, at fair value	204,278	225,518
Restricted securities, at cost	5,176	3,434
Loans held for sale	470	421
Loans, net	1,068,046	1,016,559
Premises and equipment, net	29,913	31,008
Premises and equipment, held for sale	344	987
Bank-owned life insurance	35,088	34,049
Goodwill	1,650	1,650
Core deposit intangible, net	187	231
Other assets	22,471	22,228
Total assets	$1,446,382	$1,355,335

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$331,992	$418,582
Savings deposits	655,694	584,527
Time deposits	242,711	152,910
Total deposits	1,230,397	1,156,019
Overnight repurchase agreements	2,383	4,987
Federal funds purchased	-	11,378
Federal Home Loan Bank advances	69,450	46,100
Long term borrowings	29,668	29,538
Accrued expenses and other liabilities	7,706	8,579
Total liabilities	1,339,604	1,256,601

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,040,095 and 4,999,083 shares outstanding (includes 53,660 and 46,989 of nonvested restricted stock, respectively)	24,932	24,761
Additional paid-in capital	17,099	16,593
Retained earnings	82,277	78,147
Accumulated other comprehensive loss, net	(17,530)	(20,767)
Total stockholders' equity	106,778	98,734
Total liabilities and stockholders' equity	$1,446,382	$1,355,335

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Year Ended
(dollars in thousands, except per share data)	Dec. 31, 2023	Sep. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022

Interest and Dividend Income:
Loans, including fees	$14,766	$14,311	$12,234	$56,303	$41,407
Due from banks	1,072	838	65	2,067	598
Federal funds sold	10	9	3	34	21
Securities:
Taxable	1,853	1,788	1,527	7,177	4,936
Tax-exempt	139	159	262	719	994
Dividends and interest on all other securities	97	84	29	326	87
Total interest and dividend income	17,937	17,189	14,120	66,626	48,043

Interest Expense:
Checking and savings deposits	2,327	2,060	275	6,810	746
Time deposits	2,645	2,456	410	7,057	1,403
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	1	-	66	40	69
Federal Home Loan Bank advances	807	952	165	3,339	207
Long term borrowings	296	295	295	1,181	1,180
Total interest expense	6,076	5,763	1,211	18,427	3,605
Net interest income	11,861	11,426	12,909	48,199	44,438
Provision for credit losses	1,359	505	633	2,601	1,706
Net interest income after provision for credit losses	10,502	10,921	12,276	45,598	42,732

Noninterest Income:
Fiduciary and asset management fees	1,350	1,012	1,011	4,632	4,097
Service charges on deposit accounts	780	751	791	3,077	3,069
Other service charges, commissions and fees	888	1,119	1,044	4,143	4,383
Bank-owned life insurance income	262	263	256	1,038	909
Mortgage banking income	82	144	78	433	497
Gain (loss) on sale of available-for-sale securities, net	-	30	(1,870)	(134)	(1,870)
(Loss) on sale of repossessed assets	-	-	-	(69)	-
Gain on sale of fixed assets	20	-	1,690	220	1,690
Other operating income	111	163	125	533	730
Total noninterest income	3,493	3,482	3,125	13,873	13,505

Noninterest Expense:
Salaries and employee benefits	7,193	7,830	7,201	30,429	27,055
Occupancy and equipment	1,198	1,241	1,232	4,889	4,720
Data processing	1,267	1,300	1,183	5,010	4,630
Customer development	175	159	175	548	473
Professional services	599	636	758	2,664	2,673
Employee professional development	222	257	222	1,002	991
Other taxes	252	251	212	950	849
ATM and other losses	219	154	309	782	535
Other operating expenses	1,086	1,053	995	4,133	3,729
Total noninterest expense	12,211	12,881	12,287	50,407	45,655
Income before income taxes	1,784	1,522	3,114	9,064	10,582
Income tax expense	301	160	471	1,334	1,474
Net income	$1,483	$1,362	$2,643	$7,730	$9,108

Basic Earnings per Common Share:
Weighted average shares outstanding	5,039,064	5,037,558	4,998,173	5,025,006	5,071,130
Net income per share of common stock	$0.29	$0.27	$0.53	$1.54	$1.80

Diluted Earnings per Common Share:
Weighted average shares outstanding	5,039,064	5,037,662	4,998,173	5,025,139	5,071,169
Net income per share of common stock	$0.29	$0.27	$0.53	$1.54	$1.80

Cash Dividends Declared per Share:	$0.14	$0.14	$0.13	$0.56	$0.52

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended December 31,
(unaudited)	2023			2022
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate**	Balance	Expense	Rate**
ASSETS
Loans*	$1,082,059	$14,766	5.41%	$999,687	$12,235	4.86%
Investment securities:
Taxable	172,474	1,853	4.26%	181,254	1,527	3.34%
Tax-exempt*	26,193	176	2.67%	44,526	331	2.95%
Total investment securities	198,667	2,029	4.05%	225,780	1,858	3.27%
Interest-bearing due from banks	78,393	1,072	5.42%	8,251	65	3.11%
Federal funds sold	777	10	5.11%	262	3	3.68%
Other investments	5,176	97	7.43%	2,024	29	5.96%
Total earning assets	1,365,072	$17,974	5.22%	1,236,004	$14,190	4.56%
Allowance for credit losses	(11,784)			(10,247)
Other non-earning assets	106,639			106,319
Total assets	$1,459,927			$1,332,076

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$101,567	$4	0.01%	$85,661	$3	0.01%
Money market deposit accounts	434,341	2,316	2.12%	382,513	263	0.27%
Savings accounts	93,981	7	0.03%	120,398	9	0.03%
Time deposits	268,234	2,645	3.91%	153,967	410	1.06%
Total time and savings deposits	898,123	4,972	2.20%	742,539	685	0.37%
Federal funds purchased, repurchase agreements and other borrowings	2,181	0	0.07%	11,396	66	2.32%
Federal Home Loan Bank advances	69,450	807	4.61%	15,284	165	4.21%
Long term borrowings	29,649	296	3.96%	29,517	295	3.91%
Total interest-bearing liabilities	999,403	6,075	2.41%	798,736	1,211	0.60%
Demand deposits	350,408			429,740
Other liabilities	10,017			7,917
Stockholders' equity	100,099			95,683
Total liabilities and stockholders' equity	$1,459,927			$1,332,076
Net interest margin*		$11,899	3.46%		$12,979	4.17%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $38 thousand and $70 thousand for December 31, 2023 and 2022, respectively.

**	Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the years ended December 31,
(unaudited)	2023			2022
	Average Balance	Interest Income/ Expense	Yield/ Rate**	Average Balance	Interest Income/ Expense	Yield/ Rate**

(dollars in thousands)
ASSETS
Loans*	$1,078,303	$56,305	5.22%	$919,990	$41,440	4.50%
Investment securities:
Taxable	179,576	7,177	4.00%	192,639	4,936	2.56%
Tax-exempt*	33,053	910	2.75%	42,792	1,258	2.94%
Total investment securities	212,629	8,087	3.80%	235,431	6,194	2.63%
Interest-bearing due from banks	38,746	2,067	5.33%	75,111	598	0.80%
Federal funds sold	698	34	4.87%	2,694	21	0.77%
Other investments	4,610	326	7.06%	1,554	87	5.63%
Total earning assets	1,334,986	$66,819	5.01%	1,234,780	$48,340	3.91%
Allowance for credit losses	(11,694)			(9,958)
Other nonearning assets	105,759			99,272
Total assets	$1,429,051			$1,324,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$85,939	$13	0.02%	$78,167	$10	0.01%
Money market deposit accounts	432,758	6,766	1.56%	385,067	697	0.18%
Savings accounts	103,372	31	0.03%	125,310	39	0.03%
Time deposits	220,674	7,057	3.20%	159,889	1,403	0.88%
Total time and savings deposits	842,743	13,867	1.65%	748,433	2,149	0.29%
Federal funds purchased, repurchase agreements and other borrowings	4,245	40	0.94%	6,170	69	1.12%
Federal Home Loan Bank advances	67,248	3,339	4.97%	5,606	207	3.69%
Long term borrowings	29,601	1,181	3.99%	29,469	1,180	4.01%
Total interest-bearing liabilities	943,837	18,427	1.95%	789,678	3,605	0.46%
Demand deposits	374,716			422,850
Other liabilities	8,876			6,221
Stockholders' equity	101,622			105,345
Total liabilities and stockholders' equity	$1,429,051			$1,324,094
Net interest margin*		$48,392	3.62%		$44,735	3.62%

*	Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $193 thousand and $297 thousand for December 31, 2023 and 2022, respectively.

**	Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,			For the years ended,
Selected Ratios (unaudited) (dollars in thousands, except per share data)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Earnings per common share, diluted	$0.29	$0.27	$0.53	$1.54	$1.80
Return on average assets (ROA)	0.40%	0.37%	0.79%	0.54%	0.69%
Return on average equity (ROE)	5.88%	5.25%	10.96%	7.61%	8.65%
Net Interest Margin (FTE) (non-GAAP)	3.46%	3.35%	4.17%	3.62%	3.62%
Efficiency ratio	79.53%	86.40%	76.63%	81.21%	78.79%
Efficiency ratio (FTE) (non-GAAP)	79.34%	86.16%	76.30%	80.96%	78.39%
Book value per share	21.19	19.75	19.75
Tangible Book Value per share (non-GAAP)	20.82	19.39	19.37
Non-performing assets (NPAs) / total assets	0.15%	0.19%	0.15%
Annualized Net Charge-Offs / average total loans	0.39%	0.09%	0.02%
Allowance for credit losses on loans / total loans	1.13%	1.09%	1.02%

Non-Performing Assets (NPAs)
Nonaccrual loans	$403	$1,918	$1,243
Loans > 90 days past due, but still accruing interest	1,780	797	840
Other real estate owned	-	-	-
Total non-performing assets	$2,183	$2,715	$2,083

Other Selected Numbers
Loans, net	$1,068,046	$1,070,834	$1,016,559
Deposits	1,230,397	1,237,608	1,156,019
Stockholders' equity	106,778	99,526	98,734
Total assets	1,446,382	1,447,063	1,355,335
Loans charged off during the quarter, net of recoveries	1,053	237	40
Quarterly average loans	1,082,059	1,086,180	999,687
Quarterly average assets	1,459,927	1,452,939	1,332,076
Quarterly average earning assets	1,365,072	1,359,721	1,236,004
Quarterly average deposits	1,248,531	1,240,052	1,172,279
Quarterly average equity	100,099	102,850	95,683

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended			Year Ended
	Dec. 31, 2023	Sep. 30, 2023	Dec. 31, 2022	Dec. 31, 2023	Dec. 31, 2022

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$11,861	$11,426	$12,909	$48,199	$44,438
FTE adjustment	38	42	70	193	297
Net interest income (FTE) (non-GAAP)	$11,899	$11,468	$12,979	$48,392	$44,735
Noninterest income (GAAP)	3,493	3,482	3,125	13,873	13,505
Total revenue (FTE) (non-GAAP)	$15,392	$14,950	$16,104	$62,265	$58,240
Noninterest expense (GAAP)	12,211	12,881	12,287	50,407	45,655

Average earning assets	$1,365,072	$1,359,721	$1,236,004	$1,334,986	$1,234,780
Net interest margin	3.45%	3.33%	4.14%	3.61%	3.60%
Net interest margin (FTE) (non-GAAP)	3.46%	3.35%	4.17%	3.62%	3.62%

Efficiency ratio	79.53%	86.40%	76.63%	81.21%	78.79%
Efficiency ratio (FTE) (non-GAAP)	79.34%	86.16%	76.30%	80.96%	78.39%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$106,778	$99,526	$98,734
Less goodwill	1,650	1,650	1,650
Less core deposit intangible, net	187	198	231
Tangible Stockholders Equity (non-GAAP)	$104,941	$97,678	$96,853

Shares issued and outstanding	5,040,095	5,038,066	4,999,083

Book value per share	$21.19	$19.75	$19.75
Tangible book value per share (non-GAAP)	$20.82	$19.39	$19.37